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                                                                     Exhibit 8.1

                   [Letterhead of Simpson Thacher & Bartlett]


                                                                 August 13, 2001


El Sitio, Inc.
Avenida Ingeniero Huergo 1167
C1107AOL Buenos Aires
Argentina


Re:      The El Sitio Merger

Ladies and Gentlemen:

                  We have acted as special U.S. counsel for El Sitio, Inc., a British Virgin Islands international business company (the "Company"), in connection with the Combination Agreement dated as of October 30, 2000, as amended by Amendment No. 1 thereto, dated as of June 26, 2001, and Amendment No. 2 thereto, dated as of August 7, 2001 (the "Combination Agreement"), among Claxson Interactive Group, Inc., a British Virgin Islands international business company (formerly New Site Inc.) ("Holdco"), Carlyle Investments LLC, a Delaware limited liability company ("Carlyle") wholly owned by 1947 Beechwood C.V. ("Beechwood"), Carlton Investments LLC, a Delaware limited liability company ("Carlton") wholly owned by 1945 Herald C.V. ("Herald") (Carlyle and Carlton together, formerly Newhaven Overseas Corp.) (Carlyle, Beechwood, Carlton and Herald collectively, "Carlyle/Carlton"), Hicks, Muse, Tate & Furst Latin America Fund, L.P., a Delaware limited partnership ("HMTF I"), Hicks, Muse, Tate & Furst Latin America Private Fund, L.P., a Delaware limited partnership ("HMTF II"), HMLA 1-SBS Coinvestors, L.P., a Texas limited partnership ("HMTF III" and, together with HMTF I and HMTF II, "HMTF"), Ibero-American Media Partners II
Ltd., a Cayman Islands company ("IAMP") and the Company, pursuant to which (a) IAMP will contribute all of the common stock of Imagen Satelital S.A. to Holdco in exchange for 5,851,544 Holdco Common Shares, (b) IAMP will contribute all of the common stock owned by IAMP of each of Chile Sub, Canal Joven S.A., Morehaven Investments, Inc., IAMP (El Sitio) Investments Ltd. and Kedar Enterprises Ltd.
to Holdco in exchange for 7,181,849 Holdco Common Shares and, as additional consideration, two Class C Common Shares of Holdco, par value U.S.$1.00 per share (the "C Shares"), and one Class H Common Share of Holdco, par value U.S.$1.00 per share (the "H Share"), (c) Carlyle/Carlton will contribute (i) all of the capital stock of Rainbow Heights International Ltd., VSI US Inc. and Iberoamerican Media Management, Inc., (ii) all of the capital stock owned by Carlyle/Carlton in ARTISTdirect, Inc. and AEI Collingham Holdings Co. Ltd.
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El Sitio, Inc                          2                         August 13, 2001


and (iii) all of the membership interest owned by Carlyle/Carlton in Playboy TV International LLC in exchange for 1,797,709 Holdco Common Shares, (d) Carlyle/Carlton and HMTF have purchased from Holdco an aggregate of U.S.$15,000,000 stated amount of Holdco Convertible Preferred Shares, and (e) a newly-formed subsidiary of Holdco shall be merged with and into the Company (the "El Sitio Merger") and the Company shall be the surviving corporation in the El Sitio Merger and shall continue its corporate existence under the laws of the British Virgin Islands as a wholly owned subsidiary of Holdco. The time at which the El Sitio Merger becomes effective is hereafter referred to as the "Effective Time". All capitalized terms, unless otherwise specified, have the meanings assigned to them in the Combination Agreement.

                  In that connection, you have requested our opinion concerning certain United States federal income tax consequences of the Transactions. In providing our opinion, we have examined the Combination Agreement, the Registration Statement on Form F-4 (File No. 333-13062) (the "Registration Statement") filed by Holdco under the U.S. Securities Act of 1933, as amended (the "Securities Act") in connection with the Transactions and the originals, or duplicates or certified or conformed copies of such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. In addition, we have assumed that (i) the Transactions will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Combination Agreement, (ii) the statements concerning the Transactions set forth in the Combination Agreement and the Registration Statement are true, correct and complete and will not later become inaccurate, (iii) each of the Company, Holdco, Carlyle/Carlton, HMTF and IAMP will deliver to us representation letters dated as of the Effective Time, setting forth certain customary factual representations, substantially in the form of the representation letters presented to us on or prior to the date hereof (the "Representation Letters"),
(iv) the representations made to us by each of the Company, Holdco, Carlyle/Carlton, HMTF and IAMP in their respective Representation Letters will be true, correct and complete as of the Effective Time and will not later become inaccurate, without regard to any limitations of such representations to "the best knowledge of" or any similar qualifications and (v) any representations made in the Combination Agreement "to the best knowledge of" or similarly qualified are true, correct and complete and will not later become inaccurate, in each case, without regard to such qualification.

                  The opinion expressed herein is based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Transactions may affect the continuing validity of our opinion set forth herein. Our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Transactions or any other transactions. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

                  We note that if the Company is treated as a "passive foreign investment company" within the meaning of Section 1297 of the Code for the taxable year during which the
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El Sitio, Inc                          3                         August 13, 2001


El Sitio Merger occurs (or any prior taxable year), and Holdco is not so treated, a U.S. holder of Company common shares would, under proposed Treasury Regulations not yet effective but proposed to apply retroactively to the El Sitio Merger, be required to recognize any gain, but not loss, realized on the exchange of its Company common shares for Holdco Common Shares in the El Sitio Merger unless the U.S. holder makes, or has made, a timely filed qualified electing fund election (a "QEF Election") within the meaning of Section 1295 of the Code. This treatment will apply even though the El Sitio Merger would otherwise qualify as a reorganization within the meaning of Section 368(a) of the Code and/or the transaction would constitute an exchange under Section 351 of the Code. In order to make a QEF Election, a U.S. holder will need to receive certain information regarding the U.S. holder's pro rata share of the ordinary earnings and net capital gains of the Company for the 2001 taxable year, calculated using U.S. federal income tax principles. We express no opinion herein or in the Registration Statement regarding the status of the Company or Holdco as a passive foreign investment company.

                  Based upon the foregoing, and subject to the qualifications and limitations stated herein, we hereby confirm our opinion set forth in the Registration Statement under the caption "Tax Considerations--Material U.S. Federal Income Tax Consequences of the El Sitio Merger".

                  This opinion is addressed to the Company and may be relied upon in connection with the Transactions by the Company and the shareholders of the Company, other than IAMP or any of IAMP's affiliates that are shareholders of the Company.

                  We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement, and to the references to our firm name therein.

                                            Very truly yours,

                                            /s/ Simpson Thacher & Bartlett